Exhibit 10.2

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www.mzgroup.us

Investor Relations Consulting Agreement

THIS CONSULTING AGREEMENT (“Agreement”) is made this 8th day of April, 2016 by and between Algodon Wines & Luxury Development Group (VINO) (hereinafter referred to as the “Company” or “VINO”), and MZHCI, LLC, a MZ Group Company (hereinafter referred collectively as the “Consultant” or “MZHCI”).

EXPLANATORY STATEMENT

The Consultant affirms that it has successfully demonstrated financial and public relations consulting expertise, and possesses valuable knowledge, and experience in the areas of business finance and corporate investor/public relations. The Company believes that the Consultant’s knowledge, expertise and experience would benefit the Company, and the Company desires to retain the Consultant to perform consulting services for the Company under this Agreement.

NOW, THEREFORE, in consideration of their mutual agreements and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the affixation by the parties of their respective signatures below, the parties agree as follows:

Consulting Services

1.1 MZHCI agrees that for a period of twelve (12) months commencing on the 12th day of April 2016, the Consultant will reasonably be available during regular business hours to advise, counsel and inform designated officers and employees of the Company as it relates to financial markets and exchanges, competitors, business acquisitions and other aspects of or concerning the Company’s business about which MZHCI has knowledge or expertise.

1.2 MZHCI shall render services to the Company as an independent contractor, and not as an employee. All services rendered by MZHCI on behalf of the Company shall be performed to the best of MZHCI’s ability in concert with the overall business plan of the Company and the goals and objectives of the Company’s management and Board of Directors, including articulating VINO’s investment story and highlights; building and maintaining relationships with supporters of the stock, including institutional investors and sell-side analysts; increasing the Company participation in investment conferences focused on mobile technology and small-cap companies; achieving a fair market value for the Company’s stock; and significantly increasing the Company’ s exposure in the financial market.

MZHCI Initial_________ COMPANY Initial_________

I.	Scope of Services, Programs and Deliverables

MZHCI will develop, implement, and maintain an ongoing stock market support system for VINO with the general objective of expanding awareness in VINO among stockbrokers, analysts, small-cap portfolio/fund managers, market makers, and the appropriate financial & trade publications.

1. SHAREHOLDER COMMUNICATIONS

A.	Consultant will understand the financials and all operating metrics of VINO in detail, facilitating interactions with new and current investors.
B.	Consultant will provide 2 pager, PPT, and full website implementation.
C.	Consultant will send welcome letter to initiate relationship with key shareholders + stakeholders.
D.	Consultant will review all Press Releases for all material events: assist management in articulating all material operating and financial events. Disseminate news to investor + media database.
E.	Consultant will provide a Senior Account Manager and single point of contact for all investors. Streamlines all communication and IR functionality.
F.	Consultant will conduct a perception study: contact shareholders/analysts and prospective investors on a quarterly basis to gather feedback on their views of how the business is evolving and management’s execution relative to expectations.
G.	Consultant will host all earnings conference calls. Logistics, script, and rehearsal sessions, including FAQs. Moderate call and manage the investor question queue.

2. INVESTMENT COMMUNITY OUTREACH

MZ will implement an ongoing stock market support system for VINO with the general objective of expanding awareness among stockbrokers, analysts, small-cap portfolio/fund managers, market makers, and the appropriate financial & trade publications.

A.	Consultant will provide roadshow coaching with objective analysis and recommendations to improve management’s presentation delivery.
B.	Consultant will make introductions to targeted investors worldwide utilizing a proprietary, robust database:

i.	Equity Brokers
ii.	Analysts (both generalists and industry specialists)
iii.	Portfolio Managers/Institutions
iv.	High Net Worth Investors
v.	Market Makers
vi.	Financial Publications

C.	Consultant will organize Non-Deal Roadshows throughout the next twelve months. MZHCI provides complete intelligence pre and post meeting and has a trained professional to accompany management. This will include Australia and other countries if appropriate.
D.	Consultant will organize Virtual Non-Deal Roadshows throughout the next twelve months – Live investor presentations webcast from management’s locale. This will be by invitation only and participants will be comprised of shareholders, institutional and retail investors, and buy/sell side analysts.

E.	Consultant will screen all North American investment firms for upcoming financial conferences and select those that would be appropriate for VINO. Work to secure invitations. Consultant will endeavor to obtain at least two invitations.

MZHCI initials: ________ Company initials: ________

3. FINANCIAL MEDIA RELATIONS

Targeted media relations offer an important segment to the corporate story. MZHCI will target media opportunities that highlight VINO’s strategy, growth objectives, board of directors, developments and milestones related to its business. Services include:

A.	Targeted media programs
B.	Strategic counsel
C.	Release drafts and media targets
D.	Q&A to support significant corporate developments
F.	Feedback after interviews

Trade Magazines & Journals - Investors, business partners, customers, and business reporters utilize the industry press as a valued source of information. MZHCI will raise awareness for VINO’s business and technologies, and news events related to growth performance, partnership deals, and significant product advances in qualified trade magazines and journals.

Business & Financial Media – MZHCI will identify the optimal news, corporate, and industry trends that will provide angles in the business/financial media and then actively pursue those opportunities with the appropriate reporter(s).

MZHCI Branded Distribution – Company will be featured in MZHCI Newsletter which is distributed eight times per year to over 25,000 investors worldwide.

PUBLIC MARKET INSIGHT

MZHCI will counsel and educate the Company’s senior management on the life cycle of the financial markets and most importantly how the Company is impacted directly and indirectly by different variables. The Team at MZHCI leverages its collective expertise on all aspects of strategic financial, corporate and crisis communications gain through representing over 200 public companies. MZHCI will help the Company set and manage expectations while relaying valuation metrics, perceptions, and methodologies utilized by investment professionals. This consulting aspect of MZHCI’s business is extremely valuable for management to optimize key opportunities and to avoid pitfalls.

As part of its ongoing commitment and partnership with the Company, MZHCI will educate the Company’s senior management on the importance of establishing conservative expectations and how various corporate actions may be perceived and impact the public market. MZHCI can also help access acquisition candidates plus discuss the financial impacts and longer term implications.

MZHCI initials: ________ Company initials: ________

II. Agenda

Timeline

FIRST 30 DAYS

A.	Spend adequate time with management to understand the business/growth plan, financial forecasts, capital expenditure, and cash flow projections.
B.	Create a two-page Corporate Profile, which clearly articulates VINO’s current business and financial position, as well as its strategy for future growth. This is an important marketing piece for investors to quickly learn about the company.
C.	Review and update PowerPoint presentation. MZHCI will utilize proprietary research, feedback from conversations and meetings to incorporate and improve the Investor PowerPoint and message delivery. UPDATED AT LEAST ONE TIME PER QUARTER.
D.	Assist and provide input for all corporate press releases including both creation and ongoing revisions. We will assist by providing additional fact finding and other market research which will help the context and delivery of the message.
E.	Include VINO on MZ Newsletter and www.mzgroup.us website within two weeks.
F.	Counsel senior management on all aspects of the capital markets and most importantly how VINO is impacted directly and indirectly by different economic variables. The goal is to enable management to optimize key opportunities and to avoid pitfalls, both of which have long-term positive implications.
G.	Host Virtual Road Shows for management with goal of having at least 20-25 new investment professionals joining during each event. Alternate schedules between these events and traditional Road Shows to continue growing a pipeline of new and interested investors.
H.	Develop initial target list and begin making introductions to investment professionals and investors while seeding and confirming meetings for upcoming Road Shows. Practice and refine presentation with management team.

-	Target brokers, fund managers, Buy and Sell Side Analysts, and high net worth investors which follow companies with a similar profile to VINO

I.	Provide a detailed description of each contact prior to each meeting. During the meetings and/or conference calls a member of MZHCI will be available to facilitate the correspondence and assist with due diligence. Management will be provided with a summary of feedback including MZHCI’s suggestions for improvements on both the context and delivery of the Company’s story.

DAYS 30-60

A.	Target brokerage firms who hold conferences which would be applicable for VINO. Establish a goal of having management present in at least 3 new conferences. These would be non-paid for and have high institutional attendance, in addition to high net worth investors. Additionally, MZHCI will seek opportunities to present to brokers directly at firms for both teach-ins and small events.
B.	Formalize a Press Release calendar (queue) for coming three months. Create and release accordingly to the market and simultaneously to current and prospective investors inboxes.
C.	Include VINO where applicable in interviews with all financial online sites. Review and create media target list. Being to make introductions and follow-up.
D.	Include VINO in all presentations where MZHCI representatives will speak on VINO’s industry topics.
E.	Continue outreach and road shows.

MZHCI initials: ________ Company initials: ________

DAYS 60-90

A.	Formalize and continually update the database to ensure that all press releases are e-mailed to all interested professionals.
B.	Target newsletter editors and publishers for favorable recommendations. Focus on Business Publications for appropriate stories on VINO product roll-out, unique carrier centric model, and key competitive advantages to investors and industry players. Follow-up accordingly with all interested parties with a goal of receiving a new piece of media coverage at least 1x per quarter.
C.	Schedule and book out Road Shows.
D.	Conduct and host quarterly and annual earnings call. This will include full script creation, Q&A/FAQ compilation and practice. Incorporate feedback and key concepts into prepared remarks. Schedule the call, including webcast and generate a press release to notify shareholders of conference call (it should be released at least 7 days prior to call date). Call outs to maximize attendance and gather feedback to improve ongoing public correspondence.

ONGOING – These services will be provided ongoing with a summary included in each quarterly update

A.	Respond to all investor requests and calls in a timely manner to facilitate the distribution of corporate information. Focus on educating shareholders, with the premise that an informed investor will become a longer term investor.
B.	Formalize and continually update the database to ensure that all press releases are e-mailed to all interested professionals. This includes the input of notes to keep track of all investor correspondence and reminder calls to all investor prior to earnings conference calls.
C.	Provide consulting services to VINO management on the public markets
D.	Provide progress reports to senior management and evaluate achievements with a monthly summary of activities and a detailed report every quarter.

Many of the above items will occur simultaneously but certain items will have chronological priority over others. As VINO grows, MZHCI will recommend changes to the Agenda that complement its growth. As the Company continues to execute its strategic plan by winning new customers and expanding its base of business we will target an expanded universe of institutional investors. At each stage of growth, the appropriate approach to the market will be incorporated into the agenda for optimal results.

Assuming that management’s efforts are leading ultimately to success and greater profitability, the end results of this financial communication and awareness campaign should be:

A.	An increase in the number of financial professionals (including brokers, institutions and analysts) and individual investors well educated and knowledgeable about VINO: including senior management, the company’s products, and its current financial condition & growth opportunities.
B.	An increase in the number of articles printed in both trade and financial publications.
C.	An increase in the liquidity of the common stock.
D.	An increase in VINO market capitalization coupled with a broader, more diverse shareholder base.
E.	Suitable and better access to the capital markets, which will facilitate future acquisitions and working capital needs.

MZHCI initials: ________ Company initials: ________

III. Term

This Agreement becomes effective upon execution, and shall remain effective for a period of twelve (12) months from that date. After the initial six (6) months of the term, this Agreement be terminated by either party by delivery of written notice of termination to the other at least thirty (30) days prior to the end of the six (6) month term. In the event that this agreement is not terminated at the end of the initial 6 month period, this agreement shall continue through the life of the agreement.

IV. Compensation

Cash	$6,500 per month payable on the first day of each month.

Equity	The Company will issue a warrant to purchase up to 150,000 shares of common stock covering a 12 month service period. The first warrant to purchase 75,000 will issued within 10 days of the contract date with a strike price at $2.50 and will vest in 3 months from the contract date. The second warrant to purchase 75,000 will be issued at the 6 month anniversary date with a strike price at $2.50 and will vest in 3 months from the 6 month anniversary date. The common shares underlying the warrants will be registered no later than 12 months from the date of the IPO or public offering. The warrants will include a cashless provision and collectively expire 3 years from the date the first offering is completed.

Expense Reimbursement	Only expenses that would ordinarily be incurred by the Company will be billed back on a monthly basis. Applicable reimbursements would include: creation, printing and postage for investor packages, fees for news wire services. Any packages requiring additional photocopying/ printing will be billed back to the Company at cost (with no mark-up). Any extraordinary items, such as broker lunch presentations, air travel, hotel, ground transportation or media campaigns, etc. shall be paid by the Company, only with Company authorization prior to incurring any expenses.

V. Prior Restriction

MZHCI represents to the Company that it is not subject to, or bound by, any agreement which sets forth or contains any provision, the existence or enforcement of which would in any way restrict or hinder MZHCI from performing the services on behalf of the Company that MZHCI is herein agreeing to perform.

Neither MZHCI nor any consultant it utilizes in connection with the services hereunder shall provide any service to, or contract with any direct competitor of the Company during the Term of this Agreement (including any extensions thereof) or for a period of ninety (90) days thereafter.

MZHCI initials: ________ Company initials: ________

VI. Assignment

This Agreement is personal to MZHCI and may not be assigned in any way by MZHCI without the prior written consent of the Company. Subject to the foregoing, the rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, legatees, successors and permitted assigns of MZHCI and upon the successors and assigns of the Company.

VII. Confidentiality

Except as required by law or court order, MZHCI will keep confidential any trade secrets or confidential or proprietary information of the Company which are now known to MZHCI or which hereinafter may become known to MZHCI and MZHCI shall not at any time directly or indirectly disclose or permit to be disclosed any such information to any person, firm, or corporation or other entity, or use the same in any way other than in connection with the business of the Company and in any case only with prior written permission of VINO. For purposes of this Agreement, “trade secrets or confidential or proprietary information” includes information unique to or about the Company including but not limited to its business and is not known or generally available to the public.

Any confidential material held by Consultant will be returned to Company within one calendar month of the expiration or termination of this agreement.

Any confidential information should not be disclosed by Consultant for a period of five (5) years subsequent to the termination of this agreement.

VIII. Default

1.	Except for a claim or controversy arising under Section VIII of this Agreement, any claim or controversy arising under any of the provisions of this Agreement shall, at the election of either party hereto, be determined by arbitration in California in accordance with the rules of the American Arbitration Association. The decision of the Arbitrator shall be binding and conclusive upon the parties. Each party shall pay its own costs and expenses in any such arbitration. The prevailing party shall be entitled to reimbursement of all fees incurred, including attorney, filing, travel and anything associated with the arbitration.

2.	In the event that MZHCI commits any material breach of any provision of this Agreement, as determined by the Company in good faith, the Company may, by injunctive action, compel MZHCI to comply with, or restrain MZHCI from violating, such provision, and, in addition, and not in the alternative, the Company shall be entitled to declare MZHCI in default hereunder and to terminate this Agreement and any further payments hereunder.

3.	Since MZHCI must at all times rely upon the accuracy and completeness of information supplied to it by the Company’s officers, directors, agents, and employees, the Company agrees to indemnify, hold harmless, and defend MZHCI, its officers, agents, and employees at the Company’s expense, against any proceeding or suit which may arise out of and/or be due to any material misrepresentation in such information supplied by the Company to MZHCI (or any material omission by the Company that caused such supplied information to be materially misleading).

4.	MZHCI agrees to indemnify, hold harmless and defend the Company, its officers, directors, employees and agents from and against any and all claims, actions, proceedings, losses, liabilities, costs and expenses (including without limitation reasonable attorney’s fees) incurred by any of them in connection with, as a result of, and or due to any actions or inactions or misstatements by MZHCI, its officers, agents, or employees regarding or on behalf of the Company whether as a result of rendering services under this agreement or otherwise.

MZHCI initials: ________ Company initials: ________

IX. Severability and Reformation

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and shall not be affected by the illegal, invalid, or unenforceable provision, or by its severance; but in any such event this Agreement shall be construed to give effect to the severed provision to the extent legally permissible.

X. Notices

Any notices required by this Agreement shall (i) be made in writing and delivered to the party to whom it is addressed by hand delivery, by certified mail, return receipt requested, with adequate postage prepaid, or by courier delivery service (including major overnight delivery companies such as Federal Express and UPS), (ii) be deemed given when received, and (iii) in the case of the Company, be mailed to its principal office at Algodon Wines & Luxury Development Group, 135 Fifth Avenue, 10th Floor, New York, NY 10010; and in the case of MZHCI, be mailed to MZHCI, LLC, 5055 Avenida Encinas, Suite 130, Carlsbad, CA 92008.

XI. Miscellaneous

1.	This Agreement may not be amended, except by a written instrument signed and delivered by each of the parties hereto.
2.	This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and all other agreements relating to the subject matter hereof are hereby superseded.
3.	This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

In Witness Whereof, the parties have executed this Consulting Agreement as of the day and year first above written.

AGREED:

MZHCI, LLC		Algodon Wines & Luxury Development Group

By:	/s/ Ted Haberfield	By:	/s/ Scott Mathis
	Ted Haberfield, President		Scott Mathis, Chairman & CEO

Date:	April 15, 2016	Date:	April 14, 2016

MZHCI initials: ________ Company initials: ________